Exhibit 10.11

Employment Agreement

This Employment Agreement (this “Agreement”) is dated as of May 8, 2006, and is made by and between InfrastruX Group, Inc., a Washington corporation (“Employer”) and Michael T. Lennon (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer and Employee have entered into an Employment Agreement dated May 6, 2002 (“Prior Agreement”) pursuant to which Employer employs the Employee; and

WHEREAS, Employer and Employee each have determined that it is desirable to terminate the Prior Agreement and enter into this Agreement pursuant to which Employer agrees to continue to employ the Employee and Employee agrees to continue providing services to the Employer upon the terms and conditions set forth herein; and

A G R E E M E N T S:

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.	EFFECTIVE DATE

This agreement shall be effective as of May 8, 2006.

2.	EMPLOYMENT

Employer will continue employing Employee and Employee agrees to continue employment with Employer as its President and Chief Executive Officer. Employee will have the authority and will perform the duties customarily performed by the President and Chief Executive Officer of a corporation which is similar to Employer and such other duties as may be assigned from time to time by the Board of Directors of Employer (the “Board”), which relate to the business of Employer, its subsidiaries, or any business ventures in which Employer or its subsidiaries may participate. Employee shall report directly to the Board.

So long as Employee is employed by Employer, Employer shall nominate Employee to serve on the Board.

3.	ATTENTION AND EFFORT

Employee will devote his full business time, ability, attention and effort to Employer’s business and will skillfully serve its interests during the term of this Agreement; provided, however, that Employee may devote reasonable periods of time to (a) engaging in personal investment activities, (b) serving on the board of directors of other corporations, and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities in (a) through (c) materially interfere with Employee’s duties under this Agreement.

4.	TERM

Unless otherwise terminated pursuant to Section 7, Employee’s term of employment under this Agreement shall expire on the second anniversary of the date of this Agreement (“Expiration Date”). This Agreement shall automatically be renewed for successive one-year terms unless the party wishing to terminate this Agreement does so by providing written notice to the other party no less than six (6) months prior to the Expiration Date. Upon renewal of this Agreement, the term “Expiration Date” will refer to the end of the one-year renewal period.

5.	COMPENSATION

During the term of this Agreement, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

5.1	Base Salary

Employee’s compensation shall consist, in part, of an annual base salary of $400,400 (the “Base Salary”) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Employer are paid. The Board (or a committee thereof shall determine any increases in the amount of the annual base salary in future years.

5.2	Bonus

Employee shall be eligible to receive, in addition to the Base Salary, an annual cash bonus in an amount to be determined by the Board, which bonus shall be based upon the financial performance of Employer as follows:

(a) In the event Employer achieves a level of financial performance characterized as “in-the-money” by the Board, Employee shall receive a bonus payment equal to 20% of the Base Salary.

(b) in the event Employer achieves a level of financial performance characterized as “target” by the Board, Employee shall receive a bonus payment equal to 50% of the Base Salary.

(c) In the event Employer achieves a level of financial performance characterized as “outstanding” by the Board, Employee shall receive a bonus payment equal to 80% of the Base Salary.

5.3	Equity Compensation

(a) The Board shall grant Employee a combination of restricted stock units and stock appreciation rights equal to 1.8% of the equity of the Employer on a fully diluted basis on the date of this Agreement under the terms of Employer’s 2006 Equity Compensation Plan Such grants shall be subject to the vesting and exercise provisions set forth on Exhibit A hereto.

(b) Employee, along with such other senior management team of the Employer as selected by the Board shall be allowed to purchase in the aggregate up to four percent (4%) of the fully diluted membership interest in InfrastruX Holdings, LLC, the immediate parent company of Employer, upon the same valuation as TPF InfrastruX Holdings, LLC. The Board in consultation with Employee shall determine the amount Employee and each other senior management employee will be allowed to purchase, any minimum purchase amount and any other terms of such purchase. Such determination and investment by Employee must be made within ninety (90) days of the date of this Agreement. As part of such investment Employee and each other senior management employee who exercises their right to purchase will be required to become a party to a stockholders agreement outlining the rights and responsibilities of the Employer’s stockholders, including drag along and tag along rights in the event of a sale of all or a portion, of InfrastruX Holdings LLC’s ownership interest in Employer, as well as rights of first refusal and call rights upon termination of employment.

6.	BENEFITS

During the term of this Agreement, Employee will be entitled to participate in all benefit programs as shall be provided or offered from time to time to senior executive-level employees of Employer, subject to and in accordance with applicable eligibility requirements.

7.	TERMINATION

Employment of Employee pursuant to this Agreement may be terminated as follows:

7.1	By Employer

With or without Cause (as defined below), Employer may terminate the employment of Employee at any time during the term of employment by giving written notice to Employee. The notice shall be effective immediately if termination is for Cause and sixty (60) days later if termination is not for Cause.

7.2	By Employee

Employee may terminate his employment at any time, for any reason, upon giving sixty (60) days’ prior written notice.

7.3	Automatic Termination

Employee’s employment hereunder shall terminate automatically upon the death or total disability of Employee. The term “total disability” as used herein shall mean a long-term disability that entitles Employee to receive long-term disability benefits under the Employer’s long-term disability plan or policy applicable to Employee, or in the absence of such a plan or policy, the Employee’s inability to perform the duties set forth in Section 2 hereof for a period or periods constituting ninety (90) consecutive calendar days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee’s control, unless Employee is granted a leave of absence by the Board. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee’s death occurs or (b) immediately upon a determination by the Board of Employee’s total disability, as defined herein.

8.	TERMINATION PAYMENTS

In the event of termination of the employment of Employee, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 8:

8.1	Termination by Employer

If Employer terminates Employee’s employment without Cause prior to the Expiration Date, Employee shall be entitled to receive (a) termination payments equal to one year of Base Salary, and (b) any unpaid Base Salary which has accrued for services already performed as of the date of termination (“Termination Date”). If Employee is terminated by Employer for Cause (as defined in Section 8.4 below), Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (b) above.

8.2	Termination by Employee

(a) If Employee resigns for Good Reason prior to the Expiration Date, Employee shall be entitled to receive the same termination payments and unpaid annual base salary as provided for in Section 8.1 for a termination without Cause. “Good Reason” means only any one or more of the following: (1) material breach by Employer of this Agreement, and its failure to cure such breach within thirty (30) days after written notice from Employee to Employer specifying in reasonable detail the alleged breach; (2) reduction, without Employee’s consent, of Employee’s salary or reduction or elimination of any compensation or benefit plan benefiting Employee, unless the reduction or elimination of such benefit plan is generally applicable to all senior executive-level employees (or employees of a successor or controlling entity of Employer) and unless Employer reinstates the compensation or benefit within thirty (30) days after written notice from Employee; (3) assignment to Employee, without his consent, of duties materially inconsistent with Employee’s position, authority, duties or responsibilities as contemplated by Sections 2 and 3 hereof (or such higher level of position, authority, duties or responsibilities as are subsequently assigned to Employee), which results in a material diminution in such position, authority, duties or responsibilities; or (4) involuntary relocation of

Employee’s Primary Work Location by more than forty-five (45) miles from Employee’s current work location. For this purpose “Primary Work Location” means as of any time the Employee’s primary work location in either Bellevue, Washington or Pittsburgh, Pennsylvania as elected by the Employee in his discretion.

(b) In the case of the termination of Employee’s employment by Employee for other than Good Reason, Employee shall not be entitled to any payments hereunder, other than those set forth in clause (b) of Section 8.1 hereof.

8.3	Payment Schedule

All payments under this Section 8 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination.

8.4	Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall mean:

(a) willful misconduct on the part of Employee that has a material adverse effect on Employer and its subsidiaries, taken as a whole;

(b) Employee’s engaging in (i) conduct which could reasonably result in his conviction of a felony or a crime against Employer, (ii) conduct involving fraud or moral turpitude, or (iii) substance abuse or other misconduct which would materially compromise Employer’s reputation or Employee’s ability to perform his duties;

(c) unreasonable refusal by Employee to perform the duties and responsibilities of his position in any material respect, unless Employee cures the refusal within thirty (30) days after receipt of written notice specifying in reasonable detail the duties and responsibilities not being performed; or

(d) violation of the covenants set forth in Section 10 hereof.

No action, or failure to act, shall be considered willful or unreasonable if the Employee did it in good faith and with the reasonable belief that his action or omission was in the best interests of Employer.

9.	RECORDS AND CONFIDENTIAL DATA

9.1	Acknowledgement.

The Employee acknowledges that, in connection with the performance of his duties for the Employer as an employee under the terms of this Agreement, that the Employer has made and will make available to the Employee, or the Employee will have access to, certain Confidential Information of the Employer and its affiliates. The Employee acknowledges and agrees that any and all Confidential Information learned or obtained by the Employee during the course of the Employee’s employment by the Employer or otherwise (including, without limitation, information that the Employee obtained through or in connection with the Employee’s employment with the Employer prior to the date hereof) whether developed by the Employee alone or in conjunction with others or otherwise, shall be and is the property of the Employer and its affiliates.

9.2	Confidentiality Obligations.

The Employee shall at all times keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Employee’s discharge of the Employee’s duties hereunder, and will use reasonable efforts to safeguard the Confidential Information from unauthorized disclosure. This covenant is not intended to, and does not limit in any way the Employee’s duties and obligations to the Employer under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets.

9.3	Return of Confidential Information

Promptly, but no later than five (5) business days following the termination of Employee’s employment with the Employer, the Employee will return to the Employer all written Confidential Information in his possession which has been provided to the Employee and the Employee will destroy all copies of any analyses, compilations, studies or other documents prepared by the Employee or for the Employee’s use containing or reflecting any Confidential Information. The Employee shall, upon written request of the Employer and within five (5) business days of the receipt of such request by the Employee, deliver to the Employer a document certifying that, to the best of his knowledge, such written Confidential Information has been returned or destroyed in accordance with this Section 9.3.

9.4	Definition

For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Employer, and any of its subsidiaries, including, without limitation, the Employer’s contractor, customer, supplier and vendor lists and information, marketing strategies, pricing policies or characteristics, product or product specifications, designs, software systems, leasing costs, cost of equipment, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, trade secrets or other information of similar character. For purposes of this Agreement, Confidential Information shall not include (i) information which is available to the public, (ii) information obtained by the Employee from third persons other than employees or Employees of the Employer, its subsidiaries, the Employer and the Employer’s affiliates not under agreement to maintain the confidentiality of the same, and (iii) information which is required to be disclosed by law or legal process.

10.	ADDITIONAL COVENANTS

10.1	Non-interference with Accounts

The Employee acknowledges and agrees that the Employer’s customers and Confidential Information are important business assets of the Employer. Accordingly, the Employee covenants and agrees that during Employee’s employment with the Employer, and for one (1) year following termination of Employee’s employment (the “Post-Termination Period”), the Employee shall not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, sell or otherwise provide or solicit the sale or provision of any product, process or service in the Field (as defined below) (“Product”), that competes directly with any Product of the Employer, to any of the Employer’s customers ( “Customers”). For purposes of this Agreement, (i) Field shall mean the field of construction and other infrastructure services to electric and/or gas utilities, and (ii) Customers shall mean any customers of the Employer to or through which the Employer sold or provided any Products during the twelve (12) month period prior to the termination of the Employee’s employment.

10.2	No Diversion

The Employee covenants and agrees that (i) during the Employee’s employment with the Employer, and (ii) for the Post-Termination Period, the Employee shall not intentionally divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Employer in which it has current interest or expectancy (e.g., joint ventures, other business combinations, investment opportunities, relationships with contractors, customers, suppliers and vendors of the Employer, and other similar opportunities) which the Employee became aware of as the result of and during the Employee’s employment with the Employer. Notwithstanding anything to the contrary in the foregoing, this shall not limit the Employee from investing in or serving on the board of directors of any entity that is not in the Field.

10.3	Non-competition

The Employee acknowledges and agrees that the Employer’s Confidential Information is an important business asset of the Employer. In addition, the Employee acknowledges and agrees that he has and will continue to play an integral role in the development and maintenance of goodwill between the Employer and its customers. Accordingly, in order to protect the Employer’s Confidential Information and customer goodwill, the Employee covenants and agrees that (i) during the Employee’s employment with the Employer, and (ii) for the Post-Termination Period, the Employee shall not knowingly directly or indirectly own an interest in, operate, join, control, advise, consult to, work for, serve as a director or manager of, have a financial interest in, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity that engages (or engaged) in the Field (“Employer Activities”). This Covenant applies to Employer Activities in any territory or jurisdiction in which the Employer is doing business or is making an active effort to do business during the term of the Employee’s service. This Covenant does not prohibit the Employee from (i) being employed by or acting as a consultant or otherwise providing services to an employer in the construction industry in general, so long as he personally does not perform any services or otherwise engage in the Field and does not use or disclose any Confidential Information in connection therewith, or (ii) the mere passive ownership of less than one percent (1%) of the outstanding stock of any public corporation as long as the Employee is not otherwise in violation of this Covenant.

10.4	Non-recruitment

The Employee agrees that the Employer has invested substantial time and effort in assembling its present workforce. Accordingly, the Employee covenants and agrees that during Employee’s employment with the Employer and for the Post-Termination Period, the Employee shall not directly or indirectly entice or solicit any of the Employer’s employees or contractors to leave their employment or engagement with the Employer.

11.	ENFORCEMENT OF COVENANTS

11.1	Remedies

The Employee acknowledges that should he violate any of the covenants contained in Sections 9 and 10 above (collectively “Covenants”), it will be difficult to determine the resulting damages to the Employer and, in addition to any other remedies the Employer may have, the Employer shall be entitled to seek temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. The Employer may elect to seek one or more of these remedies at the Employer’s sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Employer from seeking any remedies in another situation. Such action by the Employer shall not constitute a waiver of any of the Employer’s rights.

11.2	Severability and Modification of Any Unenforceable Covenant

It is the parties’ intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined that any of the Covenants are unenforceable because of overbreadth, then the Covenants shall be modified so as to make such Covenants reasonable and enforceable under the prevailing circumstances.

11.3	Construction

Any reference to the Employer in this Section 11 shall include the Employer and all of its subsidiaries.

11.4	Tolling

In the event of the breach by the Employee of any Covenant, the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Employer shall receive the benefit of the Employee’s compliance with the Covenants. This Section 11.4 shall not apply to any period for which the Employer is awarded and receives actual monetary damages for breach by the Employee of a Covenant with respect to which this Section 11.4 applies.

12.	NOTICE AND CURE OF BREACH

Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, the party asserting the breach of this Agreement shall give the other party at least (30) thirty days’ prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the 30-day period.

13.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Employee:	Michael T. Lennon
939 18th Avenue East
Seattle, WA 98112

If to Employer:	InfrastruX Group, Inc.
Skyline Towers
10900 N.E. Fourth Ave., Suite 1900
Bellevue, WA 98004
Attn: Chief Operating Officer

Copy to:	InfrastruX Holdings, LLC
c/o Tenaska Power Fund, L.P.
1044 North 115th Street, Suite 400
Omaha, NE 68154-4446
Attention: Daniel Lonergan

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

14.	INDEMNIFICATION

Employer shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee’s service as an officer, employee or director of the Employer and/or any of its affiliates and subsidiaries to the fullest extend allowed by law. The Employer shall assure that Employee remains covered by the Employer’s policies of directors’ and officers’ liability insurance for six years following the date of termination of the last position (employee, officer or director) to terminate.

15.	ASSIGNMENT

This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

16.	WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

17.	ARBITRATION

Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Employer and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

18.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Employee.

19.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

20.	SEVERABILTTY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

21.	HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting this Agreement.

22.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 18 hereof, maybe executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

23.	ENTIRE AGREEMENT

This Agreement comprises the entire agreement between the parties hereto relating to the subject matter hereof and, supersedes, cancels and annuls all previous agreements, including the

Prior Agreement between the Employer (and/or its predecessors) and Employee, as the same may have been amended or modified, and any right of Employee thereunder other than for compensation accrued thereunder as of the date hereof, and supersedes, cancels and annuls all other prior written and oral agreements between Employee and Employer or any predecessor thereto. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the retention of Employee by Employer and may not be contradicted by evidence of any prior or contemporaneous agreement.

IN WITNESS WHEREOF, the parties have executed entered into this Agreement on the date set forth above.

/s/ MICHAEL T. LENNON
MICHAEL T. LENNON

INFRASTRUX GROUP, INC.

By:	/s/ RICHARD SCHWARTZ
RICHARD SCHWARTZ
CHIEF OPERATIONS OFFICER

EXHIBIT A

•	Awards will vest 75% based on performance and 25% based on time

•	Time-based awards of SARS and RSUs vest at the rate of 25% per year on the 1st – 4th anniversaries of grant or upon the earlier occurrence of a liquidity event

•	Shares subject to vested RSUs will be delivered only upon the earlier of a liquidity event or termination of employment

•	Performance-based awards will vest at the liquidity event according to the following schedule, based on the return to its total equity investment:

If liquidity event is within first year then l.25X

If liquidity event is after first year but before second year, then 1.50X;

If liquidity event is after second year but before third year, then l.75X; and

If liquidity event is after the third year, then 2X

•	Any awards that vest prior to a liquidity event cannot be exercised until the earlier of a liquidity event or termination of employment

•	Base price for SARs will equal the fair market value of a share of the new Company based on the value of the equity at the time of the transaction

•	SARs expire 10 years from grant

•	Treatment upon termination:

•	Death/Disability/Retirement: Forfeiture of unvested awards/ vested SARs exercisable, RSU shares deliverable

•	Without Cause: Forfeiture of unvested awards/ vested SARs exercisable/RSUs deliverable

•	Cause: Forfeiture of vested and unvested awards

•	Resignation: Forfeiture of unvested awards/ vested SARs exercisable/RSUs deliverable

•	Shares delivered upon exercise of vested awards will be subject to the following call rights:

•	At fair market value (as determined by Board) if termination is without cause, for good reason, death, disability or retirement

•	Fair market value less five % if termination is resignation not for good reason

•	Call right will expire 180 days after an initial public offering of the company

•	Put right at fair market value will apply in the event of death